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                     November 27, 2023

       Niccolo de Masi
       Chief Executive Officer
       dMY Squared Technology Group, Inc.
       1180 North Town Center Drive, Suite 100
       Las Vegas, NV 89144

                                                        Re: dMY Squared
Technology Group, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed on November
13, 2023
                                                            File No. 001-41519

       Dear Niccolo de Masi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Melissa Curvino, Esq,